Exhibit 99.8

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                        )    Chapter 11
                              )
IRAD CORPORATION, CI ESTATE,  )
INC., f/k/a/ CARME, INC.      )    Case No. 95-918 (PJW)
INTERNATIONAL RESEARCH AND    )
DEVELOPMENT CORPORATION, and  )
MEDICAL SURGICAL SPECIALTIES, )
LTD.                          )    Jointly Administered
                              )
                    Debtors.  )


                 ORDER PURSUANT TO SECTION 363 OF THE BANKRUPTCY
                    CODE AUTHORIZING SALE OF DOOR-AID ASSETS


          THIS MATTER is before the Court on the Motion (the "Motion") of Medical Surgical Specialties, Ltd., debtor and debtor-in-possession (the "Debtor"), for an order, inter alia, authorizing the sale of substantially all of the Debtor's assets related to its Door-Aid Division (the "Purchased Assets"). Notice of the Motion has been given to the United States Trustee, the Debtor's twenty unsecured creditors, counsel for Michigan National Bank, all parties known to claim an interest in the Debtor's assets and all parties who, prior to the filing of the Motion, had indicated an interest in acquiring the assets. A hearing on the Motion was convened in this Court on November 9, 1995. Based on the Motion and the record at the hearing and based on the letter from counsel to Willard H. Nyenbrink withdrawing his objection to the Motion, the Court hereby finds that the sale of the Door-Aid Division to D-A Corporation (the "Buyer") in accordance with the terms of its highest and final bid made at the auction for the Purchased Assets conducted on November 8, 1995 represents the proper exercise of the Debtor's business judgment and is appropriate in accordance with the standards applicable thereto.

          NOW, THEREFORE, based on the foregoing and for the reasons stated on the record at the hearing, it is hereby ORDERED as follows:

          1. The Debtor is authorized to make, execute and deliver any and all documents and to take all such actions as are reasonably necessary to consummate the sale of the Purchased Assets to the Buyer.

          2. The Debtor is authorized pursuant to Sections 363(b) and (f) and 365(a) of the Bankruptcy Code and Bankruptcy Rule 6004 and 6006, to sell, transfer, grant, convey and assign, free and clear of all liens, claims, security interests and encumbrances, all of the Purchased Assets to the Buyer for an aggregate cash purchase price of $180,000 subject to adjustment for changes in accounts receivable and inventory from the amounts contained in Motion (collectively, the "Sale Price").

          3. The approval of the sale of the Purchased Assets is in the best interests of the Debtor, its estate and creditors, there are good business reasons for the Debtor to consummate the sale of the Purchased Assets to the Buyer and the Buyer is hereby determined to be a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code. Any reversal or modification on appeal of this Order shall not affect the validity of the sale of the Purchased Assets authorized hereby unless consummation of such sale is stayed pending such appeal.

          4. The Sale Price paid under the Asset Purchase Agreement is the result of a free and open sale process attended by qualified bidders and the Sale Price was not controlled by an agreement among any potential buyers as is prohibited by Section 363(n) of the Bankruptcy Code.

          5. This is a final and appealable order and the Court expressly directs entry of judgment as set forth herein.

Dated:  Wilmington, Delaware

        November 20, 1995

                                   /s/ Peter J. Walsh
                                   United States Bankruptcy Judge